EXHIBIT 99.1
CORPORATE PARTICIPANTS
Patrick Ryan
PolyMedica — President & Chief Executive Officer
Steve Farrell
PolyMedica — Chief Operating Officer
Keith Jones
PolyMedica — Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Bob Labick
CJS Securities — Analyst
Balaji Gandhi
Oppenheimer — Analyst
John Ransom
Raymond James & Associates — Analyst
Craig Weiss
Rivanna Capital — Analyst
Bill Dezellem
Tieton Capital Management — Analyst
Glenn Garmont
First Albany Capital — Analyst
Brian Tanquilut
Jefferies — Analyst
Amrit Nagpal
Weintraub — Analyst
Joel Ray
Davenport — Analyst

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to PolyMedica Corporation’s fiscal 2007 second-quarter teleconference. (OPERATOR INSTRUCTIONS).
Before the conference call begins, I would like to read the legal Safe Harbor statement for this call. Various remarks that PolyMedica may make about future expectations, plans and prospects of the Company may constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from these indications and these forward-looking statements as a result of various important factors, including those discussed in the Company’s filings with the Securities and Exchange Commission on Forms 10-Q and 10-K. For non-GAAP information discussed in the call, please reference the non-GAAP financial table on the company’s website, www.PolyMedica.com. As a reminder, this conference is being recorded Tuesday, November 7, 2006. PolyMedica assumes no obligation to update information contained in this conference call.
I would now like to turn the conference over to Mr. Patrick Ryan, PolyMedica’s President and Chief Executive Officer. Please go ahead.
Patrick Ryan - PolyMedica — President & CEO
Thank you, Tim, and welcome to all of you joining the PolyMedica fiscal 2007 second-quarter conference call. I have here with me today Steve Farrell, our Chief Operating Officer, and Keith Jones, our Chief Financial Officer.
I would like to start off by covering two administrative points and then talk about our performance for the quarter and share with you an operational agreement that we have entered into with Medco Health Solutions. As is customary for our calls, I will then hand it over to Steve to walk you through the operations, and Keith will review the second-quarter results. I will close out with a few comments about recent events in the health care arena and leave plenty of time for questions and answers.
Administratively PolyMedica will (preside over) the opening bell of the NASDAQ on Tuesday, November 14 as part of a celebration of World Diabetes Awareness Day. World Diabetes Awareness Day calls attention to the impact that the diabetes epidemic is having on our society. Secondly, the Company will once again host its annual investor day on November 30 and December 1 in Port St. Lucie, Florida. We will provide a review of the business and allow our investors an opportunity to tour our facilities. I encourage you to attend as the meeting last year proved worthwhile. If you have any questions, you can contact Karen Meyer in our corporate offices.
Turning to the second-quarter results, the Company reported a solid second quarter. Earnings per share were $0.34, a 36% increase from last quarter’s $0.25. Excluding stock-based compensation expense for the quarter of $0.08 per share, earnings per share were $0.42. Diabetes revenue growth year-over-year was 22%, and quarter to quarter diabetes revenue growth was 2.6%. Pharmacy revenue growth for the quarter was 125% over prior year, and quarter-over-quarter pharmacy revenue growth was 13%.
Overall I am pleased with the results. In the second quarter, we made nice strides towards demonstrating the leverage inherent in our model. Yet we are running about 60 to 90 days behind where I would have liked to have been at this juncture from a pharmacy revenue standpoint. As we move forward, it is my expectation that we will continue to show meaningful revenue and earnings growth in the third and fourth quarters of the year, and Keith will provide updated guidance with regard to this.
Let me briefly review several highlights for the quarter and discuss areas where we continue to focus our efforts. Our core diabetes business remains strong with our patient base growing 2.9% quarter-over-quarter. We have achieved this growth in a market that has been cluttered with commercials targeting seniors. I attribute our success to the strength of the Liberty brand and our disciplined acquisition program.
We have spoken in the past about the strength of the Liberty brand and importance of a direct-to-consumer model within the health care marketplace. We continue to occupy a very strong competitive position within the diabetes marketplace, and we will not rest on our past successes. We must continue to leverage the strength of our brand by enhancing our overall patient experience, continuing to test new direct to consumer messaging and by broadening our patient service offering and patient acquisition channels.
Our implementation of the Part D pharmacy program is an excellent example of the strength and leveragability of our brand. The favorable response that we received from our patients in the first nine months of the program despite a less than perfect rollout is rewarding and reinforces the opportunity available to the company. Our pharmacy team has done an admirable job implementing a complex program under challenging conditions. However, the Part D arena is an extremely competitive market with well financed and sophisticated competitors.
In order to ensure we are positioned to compete with these companies for the long-term, I am pleased to announce that we have entered into an operational agreement with Medco Health Solutions. The Medco pharmacy agreement over time will allow Liberty to focus our resources in those areas where we have a competitive advantage — communicating with seniors and supporting our patients in managing their chronic disease.
At the same time, we will rely upon Medco’s expertise in those areas where we do not have a competitive advantage. The agreement eliminates a great deal of execution risk in the pharmacy as we work to meet patient demand and offers the company the mail-order resources of an industry leader.
Over the course of the next several months, we will transition our back room pharmacy fulfillment operations to Medco-operated facilities. Medco’s facilities will fulfill our prescriptions under the Liberty brand. And in time, this agreement will enhance our overall service levels to our patients while ensuring we have an efficient, competitive and scalable pharmacy operation. We will continue to shift all Part D diabetes products from our facilities.
In addition, we will work with the Medco team to evaluate ways our two organizations can work together to serve and improve the overall health of our collected patients suffering from diabetes. The agreement with Medco is an important long-term step for the Company. This collaborative model reduces the overall risk profile of our expansion into the pharmacy arena, while allowing us to continue to build upon the strengths of the Liberty brand.
Steve, why don’t you take us through the operations?
Steve Farrell - PolyMedica — COO
Sure. New patient initiatives in our diabetes business were on target as were reorder rates. We are aggressively testing a variety of new patient direct-to-consumer advertising campaigns, and we recognized that our senior population is an increasingly diverse and sophisticated audience. Overall we continue to be pleased with our performance in our core diabetes business.
Nonetheless, as Pat mentioned, we are working hard to enhance the patient experience further. Culturally at Liberty we are striving for perfection in our patient interactions, and we are engaging in empowering every team member to perform better. I would like to share with you a few of the programs we are pursuing in an effort to help patients lead a healthier life.
Over the past few years, we have increasingly provided a larger share of our patients’ diabetes medical needs. Our goal is to be the comprehensive provider for our patients. As such, we have extended our diabetes offering to more aggressively pursue insulin and the insulin pump business. The introduction of the pharmacy program a few years ago dramatically expanded the products we offer to our patients. Our agreement with Medco will complement this ongoing expansion in product offerings.
We have also initiated a trial program in which our distributed network of call center nurses is following up with new patients to ensure that their questions have been answered and that their clinical needs have been addressed. Through September 30, we had enrolled more than 76,000 patients into our Part D pharmacy program, and as of today, we have enrolled over 85,000 patients. We have substantially completed the first-half of the 150,000 low income and dual eligible patients, and we are now beginning to reach out to the balance of our Part D patients, which we believe is in excess of 250,000 additional patients.
We continue to enroll new patients at a rate of approximately 400 per day, and we believe we can comfortably continue that rate of enrollment within our base through the end of our fiscal year. To date we have enrolled more than 30% of the patients that we have contacted by phone, and responses to our Part D mailers within our base has been strong as well. Although the enrollment rate could decline as we penetrate the portion of our base that does not receive additional subsidies, we have not yet seen a falloff.
I would like also to point out that it appears that most seniors are comfortable with their current prescription drug plans, and we are not expecting significant switching in PDP enrollments for next year. In total, we now estimate that there are more than 400,000 Liberty patients with coverage under a prescription drug plan. Given the size of the opportunity within our current Liberty diabetes patient population, we don’t anticipate the need to air pharmacy specific commercials to attract new patients in fiscal 2007.
We are behind where we hope to be on pharmacy reorders. We attribute this to two factors — efforts by some retailers to convert patients back to retail and patient compliance with physician orders. We are accustomed to retail competition in our pharmacy, and we have taken steps through the Medco agreement to expand our drug offering by over 3000 additional medications, including certain controlled substances, products for pain, anxiety and sleep. This more comprehensive pharmacy offering should reduce our patient’s need to go to retail.
Our patient’s adherence to their physician orders in our pharmacy is a more challenging issue for us. We had expected a higher rate of drug compliance given our experience with these same patients in the blood glucose testing business. As you know, our diabetes patients have twice the national average of retail patients. Although we are still gaining experience with the Part D pharmacy reorder cycle, it appears that these same patients are taking their drugs at rates consistent with the general population 50 to 70% of the time that they are supposed to do so.
This phenomenon represents both a near-term issue and a long-term opportunity for the Company. In the near-term, it sets us back from our revenue plan by about 60 to 90 days. On the other hand, if in the long-term we can enhance our patient’s compliance with their prescription medication as we have done in the diabetes arena, we will have a significant competitive advantage. It is too early to tell what level of success we will have driving patient compliance in the pharmacy, but I’m confident that our team will bring new and innovative approaches to this important challenge for our patients.
Now I would like to give you our perspective on several recent events.
CVS/CareMark. This is a significant transaction in the health care sector. The proposed merger validates the importance of both the mail-order channel in which CareMark participates and the strong consumer brand which CVS has achieved. We are in a competitive environment, especially in our pharmacy where innovation and execution will be rewarded, and our agreement with Medco should help us to leverage our core competencies. I anticipate that we will continue to see either through business combinations or strategic partnerships new and creative approaches to improving health care.
Wal-Mart’s $4 generic plan. This short story is that as currently configured the Wal-Mart strategy should have little impact on our pharmacy because it represents so few drugs and because the majority of our patients will not save money by going to Wal-Mart.
Here is why. We sell thousands of drugs, and this Wal-Mart program represents fewer than 150 unique drugs. Most of our patients have an insurance plan, and many already have co-pays that are less than $4.00 for these drugs. In addition, Wal-Mart customers are required to visit the store to get that pricing, and many of our patients have selected mail-order because they are unwilling or unable to travel. Wal-Mart has been clear publicly that it is not using this program as a loss leader. As a result, at this time we are not expecting deeper price cuts from Wal-Mart.
Average wholesale prices. We have received questions from investors regarding the First Data Bank pricing litigation that made the news recently and that it is likely to go into effect on April 1, 2007. We could see a very small impact on our quarterly revenue, less than $1 million per quarter at our current run-rates. We do not expect any material impact to future earnings because our product costs should also decline at that time by a comparable amount.
In summary, the takeaway for us on all these topics, but in particular the CVS and Wal-Mart announcements, is to recognize that we must continue to aggressively innovate and improve our patient interactions and backroom operations and continue to leverage our competitive advantages. We are proud of what the team has accomplished to date, humbled by the confidence our patients have placed in us and focused on the opportunity ahead.
Now I would like to turn the call over to Keith for a review of the financials.
Keith Jones - PolyMedica — CFO
Thanks, Steve. Let me get right into a review of our second-quarter results. The Company reported $164.1 million in revenue this quarter, an increase of 41% from last year’s second quarter and a 5% increase from the June quarter. Earnings per share this quarter were $0.34 and included $0.08 in stock-based compensation. This represented a 36% increase over last quarter’s earnings per share of $0.25. Excluding stock-based compensation, earnings per share were $0.42 this quarter compared with $0.33 last quarter. Earnings per share in last year’s second quarter were $0.40.
Our diabetes business recorded revenue of $116.7 million this quarter, an increase of 22% from last year and an increase of 2.6% from last quarter. The increase in diabetes revenue from last quarter was primarily driven by the patient growth of 2.9%. We spent $13.9 million on our diabetes marketing program that resulted in the addition of 47,000 new patients at a cost of $296 per patient. The cost per patient was $13 higher than last year’s second quarter but $40 lower than the June quarter. We remained an active acquirer of diabetes assets this quarter, completing six acquisitions and bringing the total acquisitions we have completed so far this year to nine diabetes companies serving approximately 57,000 patients. During the second quarter, we enrolled approximately 20,000 of these patients, and so far through the first six months of this fiscal year, we had enrolled a total of approximately 28,000 of these patients. We expect to enroll the remaining 29,000 patients from these acquisitions over the next two quarters. Patient attrition was consistent with prior quarters.
Diabetes gross margins in the fourth quarter were 57.3% compared to 55.9% last quarter and 58.4% in last year’s second quarter. We continue to expect diabetes gross margins to be in the range of 57 to 60% for the remainder of fiscal 2007.
Turning to our pharmacy segment, revenue increased 125% from last year’s second quarter and increased 13% over last quarter. The Liberty Part D Drug Benefit Program continued to drive the growth as we shipped approximately 160,000 Part D orders this quarter compared to 131,000 orders last quarter. The non Part D business remained consistent with last quarter, and in total for our pharmacy, we shipped 204,000 orders compared to 194,000 orders last quarter and 113,000 orders in last year’s second quarter.
Pharmacy gross margins were 19.2% in the second quarter compared with 20.7% last quarter. Pharmacy gross margins were in line with our expectations, and we expect pharmacy gross margins to be in the range of 18 to 19% for the remainder of fiscal 2007.
SG&A expense this quarter was $60.2 million or 36.7% of net revenue compared with $60.3 million last quarter or 38.7% of net revenue and $46.3 million in last year’s second quarter or 39.8% of net revenue. There were normal expected increases this quarter in direct response advertising, bad debt expense and depreciation and amortization expense. We expect these areas to increase similarly in each quarter for the remainder of fiscal 2007.
We implemented several operational improvements over the past several months, resulting in a $2.3 million reduction in labor costs and other G&A expenses from last quarter. We would expect some increase in labor costs going forward, but on a percentage of revenue basis, we do expect total SG&A expense to decline each quarter for the remainder of fiscal 2007 as we continue to leverage the business.
Compared to last year’s second quarter, the $13.9 million increase in SG&A expense was primarily due to the acquisitions of the NDP and IntelliCare businesses, the adoption of FAS 123R and expected increases in direct response advertising, depreciation and amortization and bad debt expense all as a result of the revenue growth from last year.
Net interest expense during the quarter increased approximately $460,000 from last quarter to $3.2 million and was due to both an increase in the average debt outstanding and an increase in the average interest rate. During the quarter, we completed a $180 million convertible note offering that reduced our exposure to floating interest rates and reduced our borrowing costs. The notes carry a 1% coupon rate as compared to the 6.9% we were paying under the credit facility. We were able to secure the low coupon rate and minimize shareholder dilution by entering into the hedging transactions that increased the conversion premium on the notes to 60% or a share price of $67.23.
As a result of the convertible notes offering, we expect net interest expense to be in the range of $1.6 to $1.8 million per quarter going forward, exclusive of any significant acquisition or stock repurchase activity.
In connection with the convertible notes offering, we purchased 705,000 shares of common stock, bringing the total shares that we have purchased in the past 15 months to 6 million shares. We remain committed to using our operating cash flow to complete acquisitions, repurchase stock or repay debt.
We have continued to make strides in improving Accounts Receivable management. We achieved AR days of 58 this quarter, the same level as last quarter, and this was despite the Medicare payment holds we announced on the last conference call. To remind you, Medicare instituted a full payment and processing of claims hold from September 22 to September 30 to all Medicare providers as part of its Deficit Reduction Act. This Medicare hold resulted in approximately $11.8 million in payments that we should have received but did not by quarter-end. Had we received these amounts in September, A/R days would have been 52, a six-day decrease from last quarter and a 15-day decrease from the March year-end. We did receive the $11.8 million held by Medicare during the first week of October.
Capital expenditures during the quarter were $4.6 million and totaled $5 million for the six months ended September 30. We expect total capital expenditures for fiscal 2007 to now be in the range of $10 to $15 million, and this includes costs associated with developing the platform to work with Medco.
Although we are only nine months into the launch of the Liberty Part D program, we do have more clarity within the pharmacy operations and now expect total revenue for fiscal 2007 to be between $660 and $690 million. Our estimate assumes diabetes revenue of between $460 and $470 million and pharmacy revenue of between $200 and $220 million. We also expect earnings per share, excluding stock-based compensation, to be between $1.80 and $1.90. On a GAAP basis, we expect earnings per share to be between $1.48 and $1.58. This guidance assumes that the Medco agreement will not have a material impact to our financial results for fiscal 2007.
To put our guidance into perspective, for the six months ended September 30, 2006, we reported earnings per share of $0.75 before stock-based compensation expense of $0.16 and $0.59 of EPS on a GAAP basis. The estimates for fiscal 2007 that I have just provided indicate that we expect third-quarter earnings per share to be between $0.50 and $0.53 before stock-based compensation or between $0.42 and $0.45 on a GAAP basis. For the fourth quarter, we expect earnings per share to be between $0.55 and $0.62 before stock-based compensation expense or between $0.47 and $0.54 on a GAAP basis. We will have the information I have just provided to you available on our website as part of our investor presentation, and we look forward to seeing you at our investor day conference at the end of the month. Pat?
Patrick Ryan - PolyMedica — President & CEO
Thank you, Keith. Let me now comment briefly on the overall health care marketplace. As you all know, today is Election Day, and the outcome of the elections will likely have an impact on the health care sector. If the pundits are correct and the House and/or Senate goes Democratic, I expect a great deal of debate and numerous proposals on the Part D program, but mostly gridlock given the presidential veto.
Looking into the crystal ball, the future impact of competitive bidding is uncertain. The question of whether competitive bidding is implemented for diabetes testers at all or if it is over what time period it would be rolled out is up in the air. We also know that Democrats don’t like competitive bidding. As of today, we would not expect any rollout until the fall of calendar 2007 and if then only on a limited basis. It is clear that as competitive bidding is currently drafted, larger providers such as Liberty will likely be the winners. However, we are still of the mind that this program is the wrong idea for beneficiaries suffering from diabetes. The issue for beneficiaries suffering from diabetes is not the cost of test strips, nor is it a concern with overtesting. The issue is the overall failure of beneficiaries with diabetes to effectively manage the disease and the impact the resulting complications have on their quality of life and the overall cost to society.
Competitive bidding only works for the government and Medicare beneficiaries if they recognize the complexities of this disease and design a program that impacts management of the disease through patient choice, active education programs and ongoing patient communication. We share this position with our manufacturing partners, several advocacy groups and several government leaders from both parties. We expect to work collaboratively with CMS throughout the year to ensure that these issues are addressed and that the needs of this vulnerable group of beneficiaries continues to be met.
In closing, the Company’s core diabetes business remains strong, and we continue to differentiate our services from those of our competitors. We have made solid progress to date with the introduction of our pharmacy program, and our agreement with Medco strengthens our prospects while reducing the overall execution risk profile dramatically. We continue to gain experience operating a business under the Medicare Part D program and gain insights into the needs of our seniors and their management of their prescription drug regimen.
The first 10 months of this program have gone by quickly for our team. We have faced many challenges inherent in a new business. As a result of this effort, we have built a strong foundation for the pharmacy program. We must continue to capitalize on this effort and the overall strength of the Liberty brand. Our direct-to-consumer model is unique and offers the Company a competitive advantage in a dynamic health care market.
Thank you, and with that, operator, I would like to open it up for questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Bob Labick, CJS Securities.

Bob Labick - CJS Securities — Analyst
Good morning. Let’s go right to the pharmacy change from previous I guess expectations. It sounds like slower reorders and potentially a little lower margin in the second half of the year than expected. So first, could we address the reorders, and are you sure you continue to have those customers, or have they gone elsewhere? And how do you know that?
Two, what is the impact on the margins?
And then finally, we talked about the financial ramifications of the Medco deal and how will that be accounted for through your P&L, and what should margins look like once you go through the Medco partnership?
Patrick Ryan - PolyMedica — President & CEO
Was that one question, Bob, or five? (multiple speakers). With reorder rates, the major issue is just patient compliance with regard to placing their second order and the comments that Steve made with regard to it being in the neighborhood of 50 to 70% compliance with their orders. I think we underestimated the impact of that to some degree. There is a retention issue that is probably consistent with the diabetes business in that if we’re getting these patients through our diabetes channel. If patients pass away, we do lose them through that channel. I don’t view that as the larger issue over time. I think it is just a forecasting for us and dealing with the overall retention issue. Would you like to add anything to that?
Steve Farrell - PolyMedica — COO
No.
Patrick Ryan - PolyMedica — President & CEO
With regard to the impact of the Medco agreement —
Keith Jones - PolyMedica — CFO
The gross margin was the second part. Just to be clear, Bob, we commented that we’re about 60 to 90 days behind our revenue, and that is really because of the reorders. So we are behind we think that the third quarter we expect to hit what our revenue was in the second quarter and then and so on. So it is an item that we need to address long-term. It has the near-term ramifications of revenue being a little lighter than we had hoped for this quarter in the pharmacy.
Regarding gross margins, there is not a change in the guidance. If you look at our guidance, it should come in around 20% for the full fiscal year, but I wanted to provide that we expect it to be 18 to 19% for the next couple of quarters, which you have rolled that into your model. You should come pretty close to 20% for the full fiscal year.
Bob Labick - CJS Securities — Analyst
Okay.
Keith Jones - PolyMedica — CFO
And then the Medco financial ramifications —
Patrick Ryan - PolyMedica — President & CEO
As far as you look at our guidance for the remainder of the year, that is inclusive of everything that we have got going on at this point in time. I view the Medco pharmacy agreement from a larger standpoint, allowing us to be able to scale the pharmacy and giving us the benefits and resources of a company like Medco that has been operating at very sizable pharmacies for sometime. So I don’t look at it on the cost side. I look at it more on the scalability side.

Bob Labick - CJS Securities — Analyst
But just economics of the Part D customers to you, one year from now as a result of this agreement, should they look in the same 18 (multiple speakers) to 19% gross margin?
Keith Jones - PolyMedica — CFO
You should look it as the same. What we have talked about before, is this does open up additional product offerings that we don’t currently have in our pharmacy, namely some controlled substances that we will be able to introduce over time. Until we see that those patients are receiving those, we obviously cannot estimate what that impact would be. But as Pat said, this really provides us the back end to scale our business. The cost structure is very similar. Certainly they are a more efficient operation than we are from an order processing standpoint and getting the prescriptions out the door. But all-in-all, this is not an opportunity to improve our economics. It is really an opportunity to be able to scale.
Steve Farrell - PolyMedica — COO
Bob, the other thing I would add regarding pharmacy reorders is that this is really a national problem in terms of compliance with prescriptions, and there are estimates of as high as $100 billion to the US health care system as the cost of noncompliance with pharmacy medications. We had assumed given our success rate with our diabetes testing patients that that would have automatically translated into a higher level of compliance on the pharmacy side and have not yet experienced that. So we need to take some of our skills in driving compliance up on the diabetes testing side and apply them into the pharmacy. The good news here is that there is a potential to dramatically improve health outcomes if we are successful in that effort.
Patrick Ryan - PolyMedica — President & CEO
And, Bob, one last point with regard to the Medco relationship is what it gives us is predictability in our cost structure over time as we scale.
Keith Jones - PolyMedica — CFO
And just as an add-on, Bob, we talked about the AWP with First Data Bank where it would impact our revenue. What this relationship does is provide us the opportunity to break some of that impact on that cost so that when we see that impact next April going forward in our revenue, at that point we feel we will be in a position from a cost standpoint that we will be able to minimize it so it does not have an impact on our bottom-line results. I think without this relationship, we would have an impact to our bottom-line results.
Patrick Ryan - PolyMedica — President & CEO
Is that all the questions?
Bob Labick - CJS Securities — Analyst
I think that was certainly all the pharmacy questions. I know there will be follow-ups from other people. I will ask one other quick question, and then I will get back in queue. Shifting gears over to diabetes, if you could just discuss the acquisition landscape? Obviously you have made a number of small but good acquisitions at a reasonable price. How does that look, and how does — obviously the potential of competitive bidding is up in the air right now, but has that changed availability of acquisitions, and what does this landscape look like right now?
Patrick Ryan - PolyMedica — President & CEO
We have consistently had a solid pipeline over the last year. It continues to be solid, and I expect that to continue throughout the remainder of this year.
Bob Labick - CJS Securities — Analyst

Great. I will get back in queue and look forward to seeing you next week. Thanks.
Operator
Balaji Gandhi of Oppenheimer. Please proceed.
Balaji Gandhi - Oppenheimer — Analyst
I just had a couple of things I did not catch, Keith. First, did you give some interest expense guidance for the remainder of the year?
Keith Jones - PolyMedica — CFO
Approximately $1.6 to $1.8 million per quarter.
Balaji Gandhi - Oppenheimer — Analyst
Ok does that include — you talked about some development spending with Medco. So would that involve having to dip into the balance sheet, or can you fund that through the operations?
Keith Jones - PolyMedica — CFO
We will fund that through the operations. That is just part of our annual CapEx. If you saw I brought the guidance for the rest of fiscal 2007 CapEx, down from $15 to $20 million down to $10 to $15 million. And that includes the costs associated with developing the platform, the electronic channels so that we can communicate with Medco’s backoffice and track all of our scripts.
Balaji Gandhi - Oppenheimer — Analyst
Okay. So then did something in your own business you were able to pull back on spending within your own business?
Keith Jones - PolyMedica — CFO
You remember the pharmacy for us to expand we are going to have to buy a much more sophisticated automed machine that was going to cost us several millions of dollars. This relationship is not going to require us to spend quite that much.
Balaji Gandhi - Oppenheimer — Analyst
Got it. Okay. And then just on I guess a high level Pat with this Medco relationship, it sounds like there is some return on capital maybe is one of the drivers for doing this, but is there anything you can provide to them on your diabetes business in terms of maybe shipping stuff from your own facility?
Patrick Ryan - PolyMedica — President & CEO
As I commented, we’re going to work together to see if there are programs where we can provide a service that helps both of our populations of diabetics. We are initially talking to them about their Part B patients who go through retail at this point in time, but it is in its very early stage.
Balaji Gandhi - Oppenheimer — Analyst
And do they have any Part B patients that they are serving through mail-order?
Patrick Ryan - PolyMedica — President & CEO

They have a number of Part B patients who are going through retail.
Balaji Gandhi - Oppenheimer — Analyst
Okay. So they are just going to stores. None of it through mail-order?
Patrick Ryan - PolyMedica — President & CEO
Yes, there may be some mail-order in it. I think the important thing to realize with regard to their patient population is they have a number of clients who have some patients who are under Part B who the majority of them are now going through the retail chain. And it is the client’s decision as to where those patients will go, and we are going to work with them to see if we can offer the service that may be an asset to that client. But again, it is very early stage.
Balaji Gandhi - Oppenheimer — Analyst
Okay. Great. That is all I have.
Operator
Our next question comes from John Ransom of Raymond James & Associates. Please proceed.
John Ransom - Raymond James & Associates — Analyst
I may have missed this, but what is the net financial EPS impact for Medco for the back half of the year, and how did that factor into your guidance?
Keith Jones - PolyMedica — CFO
We don’t expect it to have any impact. We’re really just in the stages of implementing, so we do have some CapEx cost that will start to depreciate as we go live in the fourth quarter. But we don’t expect there to be any material impact whether positive or negative at this time.
Patrick Ryan - PolyMedica — President & CEO
John, there is obviously a lot of people running around putting this program in place, but we are not breaking out that cost.
John Ransom - Raymond James & Associates — Analyst
Okay. And what about your current — I mean you have got a fairly substantial mail-order operation. What happens to that operation over time? Are you still going to be — are they going to be doing all of your pharmacy, or are you going to still continue to do some yourself?
Patrick Ryan - PolyMedica — President & CEO
They will do our pills and capsules. We are looking at their Part D drug component and how we can work with them to provide that service for them. So there will be some role for that pharmacy on a go-forward basis with the Part B drugs.
Keith Jones - PolyMedica — CFO
And we will continue to provide diabetes supplies from our fulfillment facility in Port St. Lucie, as well as Salem, Virginia.

John Ransom - Raymond James & Associates — Analyst
Okay.
Patrick Ryan - PolyMedica — President & CEO
This has absolutely no impact on the diabetes distribution facilities.
John Ransom - Raymond James & Associates — Analyst
Okay. And then my other question, I mean stepping outside the reorder issue, are we still looking at the same net opportunity on the sign up for Part D, the 350,000? Are you still signing up patients at the same rate?
Patrick Ryan - PolyMedica — President & CEO
Yes, John, Steve commented that we’re comfortable with the 400 per day. I view this as the opportunity continues to be a very solid opportunity, and I actually think we have executed that fairly well through the process. It is a little hard to predict from a flat-foot start where you are going to be nine months out. We are a little off on the revenue front and probably wrongly assumed our patients would be a little more compliant than they are. But overall it is still an excellent opportunity for the Company, and it is further — the opportunity becomes an even greater opportunity for the Company as we work with Medco and look to create the operating efficiencies that their pharmacies can provide for us.
Keith Jones - PolyMedica — CFO
John, just to be clear, Steve did comment that we now expect that there are about 400,000 patients in our base that have signed up. Previously we had indicated it was 350,000. But, as you know, we had — this quarter we added 67,000 new patients in Liberty Diabetes. So that number does increase as we go month-to-month.
Patrick Ryan - PolyMedica — President & CEO
As we look at the decision that we made, we had several people tour our facilities over the last year that looked at the front end of our facility where we do an extraordinary job of communicating with seniors in fulfilling their needs. And then, as you go to the back end of our operations, we had a small pharmacy, and when you look at that on the scale of Medco and other PBMs, we just did not have the same efficiency.
What this relationship gives us is all of those back-end efficiencies so that we can really focus on our strengths, which are communicating with seniors and enrolling seniors in the program. We’re going to do it all under the Liberty brand. So from our seniors perspective, they are just going to see a pickup in overall service levels.
John Ransom - Raymond James & Associates — Analyst
But just to be clear, I mean this would have an eventual financial impact or you would not have done it. So when you would expect that to be evident to outsiders?
Patrick Ryan - PolyMedica — President & CEO
You know, John, what we will promise to do to you, do for you — (multiple speakers) — but I did not want to use any of them today. But what we will promise is to update you in our February call and so on and so forth as I get information there. But for the remainder of fiscal 2007, I’m comfortable with what we have outlined.
John Ransom - Raymond James & Associates — Analyst

And then the last thing and I will jumpoff, the AgaMatrix placements, I know you have an upfront cost and then you start to get some strip revenue to defray that upfront cost. How should we think about that from a net financial standpoint a couple of quarters out versus where you were this quarter and last quarter, and when does that really start to ramp here? I know you have talked about your diabetes gross margins, but when do you start really clicking there that we can see outside looking in?
Keith Jones - PolyMedica — CFO
Yes, I think over the next couple of quarters you will see consistent growth, but as we still implement enrolling a lot more patients on our products and that comes with a cost of the meters that we’re shipping out. And then you will see a much more stable base probably into fiscal ‘08 as that patient is really just going through their second or third reorder and their new meters are going out. So I think early to first, second quarter next year we will probably see that.
Patrick Ryan - PolyMedica — President & CEO
John, I want to refer to that too by the way as our private-label initiative, because there are other manufacturers who probably would like to participate in that program over time.
Operator
Our next question comes from the line of Craig Weiss of Rivanna Capital. Please proceed.
Craig Weiss - Rivanna Capital — Analyst
Hopefully a fairly straightforward question for you. Looking at marketing spend, it seems to run about $300 per new customer. If I’m doing the math right, you are acquiring customers now at about $470 a piece from the patient lists. Why would you not be ramping up mail spend more aggressively rather than ramping up the purchase of patient lists more aggressively?
Keith Jones - PolyMedica — CFO
Thank you for the question. If you look at our cost per patient from a direct response advertising, the average is about $300. But if you look at the first dollar spent, it is much lower acquisition cost. And the last dollar spend is much higher and typically is in excess to the $470 that we spend currently in acquisition. So it is an economy of scale and a leveraging of that spend. So when we get towards the end of a quarter and we look at additional direct response advertising spend versus acquisition, if we can spend on an acquisition at $470, we would do it 10 times out of 10 because typically if we did that in a direct response market, it would be well north of that.
Craig Weiss - Rivanna Capital
So going forward, we should expect that the cost of sort of backfilling attrition is going to continue to climb as patient lists are going to represent a bigger portion of that backfill than direct marketing? Is that right?
Keith Jones - PolyMedica — CFO
Potentially, but what we are looking at is we have expanded our market in our channels to include sales into the health care professional market, as well as into the commercial program. So down the road, our expectation is that we have multiple channels in addition to direct response advertising. In addition, as Steve mentioned, we’re testing various new creatives in direct response advertising, and to the extent that they have a positive impact, we could increase the spend.
Steve Farrell - PolyMedica — COO
The other thing I would add on that is we are exploring partnerships with additional companies that have co-morbidities with diabetes where we could potentially drive business to our respective accounts.
Operator

Our next question comes from the line of Bill Dezellem with Tieton Capital Management. Please proceed.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you. We had a couple of questions. First of all, earlier in the year, you had alluded to the fact that you might consider television advertising for Part D pharmacy patients. And given what you have said today relative to your status, how does that influence or not your thought process relative to that television advertising?
And then secondarily, a completely different question. On the balance sheet, inventories grew sequentially. What was the driver behind that?
Patrick Ryan - PolyMedica — President & CEO
So two answers. First of all, with regard to television advertising as Steve mentioned, it is highly unlikely that we will do a pharmacy targeted specific commercial in the next two quarters. We are testing a number of different messages during the next two quarters, some of which include on those on the diabetes offering the fact that we can now fulfill the pharmacy prescriptions for those patients.
Additionally we have a number of mailings that we have put together that include the pharmacy offerings. So there are some programs that will be rolled out that include pharmacy, but nothing that will be specifically focused on pharmacy, largely because of the 400,000 number, and there is still a great deal of opportunity within our existing base that we need to capitalize on.
Bill Dezellem - Tieton Capital Management — Analyst
And, Pat, before I move to the next question, does this in anyway impact longer-term meaning beyond the next couple of quarters what you may or may not do with the television advertising?
Patrick Ryan - PolyMedica — President & CEO
Certainly having the resources of a company like Medco to fulfill your prescriptions gives us scale far beyond what we would have done, even with the upgrades in technology that we had talked about. So I am sure on a long-term basis that there will be some impact on our ability to go out and market. But again, I would emphasize that as long-term, and I would not be building it into any models anytime in the near future.
Bill Dezellem - Tieton Capital Management — Analyst
So really then, so what you are implying is that the new bottleneck, new go forward bottleneck on the pharmacy business is that front end call center capability rather than the back-end that it would have been under the prior model?
Patrick Ryan - PolyMedica — President & CEO
Yes, I think the challenge for us is just to make sure we calibrate growth with the value proposition we offer our patients, and we continue to be mindful of that everyday. So I want to be careful how far we jump ahead or how aggressive we get in projecting out two and three quarters. We continue to operate — if you think about it, we have got nine months worth of experience in this program. I think the team has done a fairly good job of projecting where we will be based upon the flat-foot start that we had with this overall Medicare prescription drug program, but I don’t want to get out ahead of ourselves.
Bill Dezellem - Tieton Capital Management — Analyst
Thank you. And inventories?
Keith Jones - PolyMedica — CFO

Yes, the inventory increases are related to our pharmacy area, both as a result of the increased volume of business and as we prepare to transition into the relationship with Medco. We need to make sure we have adequate inventory on hand to handle the transition for the period of time it will take. (multiple speakers). We expect to see that come down over the next two quarters.
Operator
(OPERATOR INSTRUCTIONS). Our next question comes from the line of Glenn Garmont with First Albany Capital. Please proceed.
Glenn Garmont - First Albany Capital — Analyst
Two quick questions on the Medco agreement. I apologize if you addressed these. I actually got on the call a minute or two late. But number one, what is the term of that agreement? Then more importantly, is this an opportunity for Medco to sell injectables into that business?
Patrick Ryan - PolyMedica — President & CEO
The first question is it is a seven-year term. And the second question I would just comment that we are going to look at a number of opportunities to work together to strengthen our relationships with our combined patients. Certainly specialty pharma is one of those areas we will look at, but there is no definition to that program as of today.
Glenn Garmont - First Albany Capital — Analyst
Okay. Fair enough. Thank you.
Operator
Our next question comes from the line of Brian Tanquilut with Jefferies. Please proceed.
Brian Tanquilut - Jefferies — Analyst
Keith, just a couple of housekeeping questions first. I’m not sure if you mentioned average revenue per order in the Part D business this quarter.
Keith Jones - PolyMedica — CFO
It is about $230 per order.
Brian Tanquilut - Jefferies — Analyst
$230 per order. And then how many numbers — what is the total number of patients in the Part D business or in the pharmacy business right now?
Keith Jones - PolyMedica — CFO
How many total patients are in the pharmacy business?
Brian Tanquilut - Jefferies — Analyst
Yes.
Keith Jones - PolyMedica — CFO

There are approximately a little over 110,000 I believe. I can get you that number. There is 76,000 Part D, and then we have always had about 20,000 other non Part D patients.
Brian Tanquilut - Jefferies — Analyst
Great. Then just on the Medco agreement, I was just wondering if you can elaborate a little on the economics of that? I mean what does Medco get out of this or how does that whole structure — how is the deal structured in this case?
Patrick Ryan - PolyMedica — President & CEO
I don’t want to go into a great deal of detail on that other than to say that they operate very large pharmacies and certainly any sort of capacity they can run over those pharmacies provides them with efficiency and additional buying power. I think there are some long-term opportunities for us to work with each other’s patient base to better serve them and we will look at those options. But I think in large part the initial economics to them are just the efficiencies over their pharmacy, and I am certain they are not material in any way to Medco’s financials at this point in time.
Brian Tanquilut - Jefferies — Analyst
I guess, in other words the question is, they are basically buying the drugs for you guys and doing everything, and all you are doing really is passing on the patient orders. Is that right?
Patrick Ryan - PolyMedica — President & CEO
The way to think of it is we will have an electronic link with the Medco pharmacies whereby we will handle all the front-end communication — the patient call, the enrollment of that patient, the adjudication of the prescription with the doctor with the insurance carrier, and then we will electronically provide them with a clean prescription. They will package that in a Liberty bottle, and it will be delivered in a Liberty box/envelope to our patients.
Brian Tanquilut - Jefferies — Analyst
And that includes insulin?
Patrick Ryan - PolyMedica — President & CEO
Yes.
Brian Tanquilut - Jefferies — Analyst
Okay. Last question. I am just wondering what about the opportunity for you guys to fulfill diabetes supplies for Medco? Because I know I think right now they are outsourcing that to another provider. Is that something we can sort of look forward to in the near future?
Patrick Ryan - PolyMedica — President & CEO
I would not say you should look forward to it in the near future. It is something that we are going to discuss with them. Again, we are looking for ways to complement one another in a number of areas. Certainly diabetes will be one of those, but it is just far too early to put any sort of detail to it.
Operator
Our next question comes from the line of Amrit Nagpal with Weintraub. Please proceed.

Amrit Nagpal - Weintraub — Analyst
I had a question — a couple of questions about the Medco arrangement. By regulation, would it be possible for the Liberty sales team to promote the Medco Your Rx PDP, or is that against MMA regulations?
Patrick Ryan - PolyMedica — President & CEO
There are a number of rules that go along with a promotion of a program. What we can do is we can offer to our patients a series of plans, three to five plans that may best suit their needs based upon the Medicare website plan finder. So we could explain to our patients that Medco might be one of those options that would work for them.
Amrit Nagpal - Weintraub — Analyst
And is that something that is encompassed within the existing arrangement or could potentially be encompassed within a broader arrangement?
Patrick Ryan - PolyMedica — President & CEO
It could be potentially considered in a broader arrangement. It is not contemplated at this moment.
Operator
Our next question comes from the line of Joel Ray, with Davenport. Please proceed.
Joel Ray - Davenport — Analyst
Two questions for you. First, I was wondering will there be any one-time charges associated with your discontinuing your own pharmacy business vis-a-vis I know you have a small pharmacy?
Secondly, do you have a stand-still agreement with Medco vis-a-vis any investment they may decide to make in PolyMedica?
Keith Jones - PolyMedica — CFO
Regarding the pharmacy equipment, we do have pharmacy equipment that we will continue to utilize to some capacity. There may be some small write-offs of that equipment, but again at this time, for the next couple of quarters, as we go through the transition, we’re going to — we don’t believe there would be a material impact at all. They are reflected in the guidance that we provided. So if something does come up, we will certainly let you know. But at least for the next couple of quarters, we don’t expect anything.
Patrick Ryan - PolyMedica — President & CEO
Regarding a standstill agreement, we don’t have one. I don’t think we need one. We have got a very solid relationship with Dave and his team, and I would not expect any surprises from them.
Operator
We have no further questions at this time. I will turn the call back over to you.
Patrick Ryan - PolyMedica — President & CEO
Well, thank you very much for taking the time to listen to our call. We will work hard through the next quarter and look forward to communicating with you in the February timeframe. Thanks so much.

Operator
Thank you, ladies and gentlemen. That does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect your lines. Have a great day, everyone.
The information in this transcript is a textual representation of Polymedica’s 2007 second-quarter conference call and while efforts have been made to provide an accurate transcription, there may be material errors, omissions or inaccuracies.